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Deloitte & Touche LLP
2101 Webster Street                      Telephone: (510)287-2700
Oakland, California 94612-3027           Facsimile: (510)835-4888



To the Board of Directors and Stockholders of The Gap, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the twenty-six week periods ended July 30, 1994 and July 31, 1993, as indicated in our report dated August 10, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly Report on Form 10-Q for the quarter ended July 30, 1994, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688 and Registration Statement No. 33-54690.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

August 10, 1993